UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
				Washington, D.C. 20549

				   FORM 8-K

				CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2007


				THE EVEREST FUND, L.P.
		(Exact name of registrant as specified in its charter)

                 		Iowa 			0-17555 	    42-1318186
      (State or other jurisdiction
      of incorporation) 	(Commission file number) (IRS Employer
      							Identification No.)


			1100 North 4th Street
				Suite 143
			Fairfield, Iowa 52556
		(Address of principal executive offices)

Registrant's telephone number, including area code: (641) 472-5500

	Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)


     Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)


      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))


    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))







December 14, 2007

Settlement of Refco receivables

Everest Asset Management, Inc has sold the remaining receivable owed to the Everest Fund, L.P. in the Refco bankruptcy. Prior to the sale we had received distributions totaling $2,761,336.98 out of our total claim of $7,482,331.66 or approximately 36.69%. The claim has been sold for an additional $1,912,484 bringing the total recovery to $4,657,751.46 or 62.25%.


I believe, at this time, this is the best settlement result the Fund could achieve. The future distributions will be based upon the success of the litigation actions, and those could take between 1 and 5 years to resolve (although some quick settlements may take place).Settling now gives the money to the investors, so that they may maximize the time value of their own money. Settling now stops the clock on the legal and accounting expenses. If we can distribute all the money in December 2007, we avoid audit and tax return costs for 2008 for the AA and II units of the Fund. We are making our best efforts to get the money to investors this month.

The disadvantage of settling at this time is that we have no way of knowing whether or not the long term litigation results, if any, will yield substantially higher than the time value of money and cost savings we get from settling now.

White collar crimes have been alleged against former Refco principals, which at the time were not detected by Refco s auditors or the underwriters of Refco s IPO. These situations are difficult to avoid and not easily resolved. In the end, I hope that all investors will appreciate the effort that has been made to recover these assets.

Yours truly,


Peter Lamoureux
President

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2007.



      THE EVEREST FUND, L.P.

      By: Everest Asset Management, Inc.,
      General Partner

      By: /s/ Peter Lamoureux


        Peter Lamoureux
        President, Secretary, Treasurer and Director